4 Parkway North, Suite 400
Deerfield, IL 60015
www.cfindustries.com

CF Industries Holdings, Inc. Reports First Quarter
Net Loss of $23 Million and EBITDA of $218 Million;
Adjusted Net Earnings of $11 Million and Adjusted EBITDA of $272 Million

Company Achieved Record Sales and Production Volumes
Cash Generation of $148 Million, Cash on Balance Sheet of $1.3 Billion
Uneven Pricing Environment Expected Through Rest of 2017 for Global Nitrogen Market

DEERFIELD, IL—May 3, 2017—CF Industries Holdings, Inc. (NYSE: CF), the global leader in nitrogen fertilizer manufacturing and distribution, today announced results for its first quarter ended March 31, 2017.

First Quarter Highlights

•	Net loss of $23 million, or $0.10 per diluted share; adjusted net earnings(1) of $11 million or $0.05 per diluted share(1)

•	EBITDA(2) of $218 million; adjusted EBITDA(2) of $272 million

•	Highest sales volume for any quarter in company's history, 4.75 million tons

•	Largest production volume for any quarter in company's history

Overview of Results

CF Industries Holdings, Inc., today announced a first quarter 2017 net loss attributable to common stockholders of $23 million, or $0.10 per diluted share, and adjusted net earnings of $11 million, or $0.05 per diluted share. First quarter 2017 EBITDA was $218 million, and adjusted EBITDA was $272 million. These results compare to first quarter 2016 net earnings attributable to common stockholders of $26 million, or $0.11 per diluted share; adjusted net earnings for the first quarter 2016 of $100 million, or $0.43 per diluted share; EBITDA of $207 million; and adjusted EBITDA of $300 million. First quarter 2017 results include a realized gain on natural gas hedges of $1 million, compared to a realized loss on natural gas hedges of $56 million for the first quarter of 2016.

“Outstanding execution by our team across the CF system delivered company record sales and production volumes in the first quarter, and we increased cash on our balance sheet as a result," said Tony Will, president and chief executive officer, CF Industries Holdings, Inc. "This high level of performance, paired with our enduring structural and operational advantages, positions us well for the rest of 2017 and the industry recovery we expect to begin in 2018."

_________________________________________________________________________

(1)	See reconciliations of adjusted net earnings and adjusted net earnings per diluted share to the most directly comparable GAAP measures in the tables accompanying this release.

(2)
EBITDA is defined as net earnings attributable to common stockholders plus interest expense (income)-net, income taxes, and depreciation and amortization. See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.

Manufacturing Operations

CF Industries' manufacturing network operated efficiently and continued its focus on safety during the first quarter of 2017. As of March 31, 2017, CF Industries' 12-month rolling average recordable incident rate was 1.13 incidents per 200,000 work hours, well below industry averages.

First quarter production levels were the highest in the history of the company. Gross ammonia production during the first quarter of 2017 was 2.5 million tons, 25 percent higher than in the first quarter of 2016.

Sales Overview

Sales volumes for the quarter were significantly higher compared to the first quarter of 2016 as increased supply available for sale met strong early season demand for ammonia and urea ammonium nitrate (UAN) in the Southern Plains and lower Midwest. Additionally, exports of ammonia and UAN were significantly higher year-over-year as the company continues to leverage its North American platform and develop a global portfolio of customers in order to optimize the overall business.

Net sales in the first quarter of 2017 increased to $1,037 million from $1,004 million in the same period last year as record sales volumes were partially offset by lower average selling prices across all segments.

Average selling prices in the first quarter of 2017 were lower than average selling prices in the first quarter of 2016 due to greater global nitrogen supply availability. The average selling price for ammonia was $307 per ton in the first quarter of 2017 compared to $362 per ton in the first quarter of 2016. The average selling price for urea was $248 per ton in the first quarter of 2017 compared to $256 per ton in the first quarter of 2016, and the average selling price for UAN was $171 per ton in the first quarter of 2017 compared to $213 per ton in the first quarter of 2016.

Cost of sales increased in the first quarter of 2017 compared to the first quarter of 2016 due to the impact of higher realized gas costs, sales volumes and increased depreciation and amortization.

In the first quarter of 2017, the average cost of natural gas reflected in cost of sales for the company was $3.65 per MMBtu, which includes a realized gain of $0.01 per MMBtu on natural gas hedges totaling $1 million. This compares to the average cost of natural gas in cost of sales of $3.31 per MMBtu for the first quarter of 2016, which included a realized loss of $0.80 per MMBtu on natural gas hedges totaling $56 million. During the first quarter of 2017, the average price of natural gas at Henry Hub in North America was $3.00 per MMBtu, and the average price of natural gas at the National Balancing Point in the United Kingdom was $5.98 per MMBtu.

Additionally, the company recorded an unrealized net mark-to-market loss on natural gas derivatives of $53 million in the first quarter of 2017 compared to an unrealized net mark-to-market loss on natural gas derivatives of $21 million in the first quarter of 2016. The company did not enter into any additional natural gas hedges in the first quarter of 2017.

Outlook

CF believes nitrogen demand remains strong during the spring application season for nitrogen-consuming crops, including the approximately 90 million acres of corn expected to be planted in the United States. Wet and cold weather in the Midwest that lasted from March into late April stopped field work and delayed ammonia applications there, with activity having accelerated more recently. Additionally, upgraded products such as urea and UAN will be required to make up for ammonia not applied during the fall or early spring application seasons.

The global nitrogen supply surplus continues to pressure marginal producers in China and other regions. Chinese urea production costs are estimated to be $15-$20 per metric ton higher than the middle of 2016 due primarily to higher anthracite coal prices. Published operating rates in China during the first quarter averaged 57 percent, and there have been significantly lower Chinese urea exports so far this year. Urea exports from China during the first quarter were approximately 1.2 million metric tons, the lowest quarterly volume since the second quarter of 2013. CF continues to expect 5-6 million metric tons of total urea exports from China in 2017, a decline of up to 44 percent compared to 2016 and up to 64 percent compared to 2015.

Even with significantly reduced Chinese urea exports, global trade flows are unsettled as nitrogen producers attempt to find new outlets for their production. India's absence from the global urea market through March created additional challenges for producers who might otherwise have sent product to that country. As nitrogen prices in North America rose through the fourth quarter of 2016 into the first quarter of 2017, the region became a target for exporters with a lack of options elsewhere. The substantial volumes sent to the region, coupled with higher North American production and changing buyer behavior, drove prices down significantly as the quarter progressed. Prices subsequently fell even lower as market participants liquidated positions.

CF anticipates this uneven pricing environment to continue through 2017, with a spring increase possible before prices return to seasonally low levels during the summer.

Capital Expenditures

New capital expenditures for 2017 are estimated to be in the range of approximately $400 to $450 million for sustaining and other. Additionally, as of December 31, 2016, and as of March 31, 2017, the company had approximately $183 million in costs accrued but yet unpaid for work completed in 2016 related to the capacity expansion projects. Most of this unpaid amount is the subject of disputes between the company and certain contractors and vendors. Actual cash expenditures for 2017 will reflect any payments for these capacity expansion project amounts if or when they are made.

Liquidity

As of March 31, 2017, the company had cash and cash equivalents of $1.31 billion on the balance sheet, had no borrowings outstanding under its $750 million revolving credit facility and was in compliance with all applicable covenant requirements under its debt instruments.

The company expects to receive tax refunds of approximately $800 million due to the carryback of certain federal and state tax losses from the 2016 tax year to prior periods. These tax losses are primarily related to accelerated tax depreciation of the capacity expansion projects that were placed in service in 2016.  The cash refunds related to this tax loss carryback are expected to be received in the third quarter of 2017.

CHS Inc. Distribution

CHS Inc. (CHS) is entitled to semi-annual distributions resulting from its minority equity investment in CF Industries Nitrogen, LLC (CFN). The estimate of the partnership distribution earned by CHS, but not yet declared, for the first quarter of 2017 is approximately $35 million.

For additional information:
Media	Investors
Chris Close	Martin Jarosick
Director, Corporate Communications	Vice President, Investor Relations
847-405-2542 - cclose@cfindustries.com	847-405-2045 - mjarosick@cfindustries.com

Consolidated Results

	Three months ended March 31,
	2017	2016
	(dollars in millions, except per share and per MMBtu amounts)
Net sales	$1,037	$1,004
Cost of sales	931	787
Gross margin	$106	$217

Gross margin percentage	10.2%	21.6%

Net (loss) earnings attributable to common stockholders	$(23)	$26
Adjusted net earnings (1)	$11	$100

Net (loss) earnings per diluted share	$(0.10)	$0.11
Adjusted net earnings per diluted share(1)	$0.05	$0.43

EBITDA(1)	$218	$207
Adjusted EBITDA(1)	$272	$300

Tons of product sold (000s)	4,745	4,051

Supplemental data (per MMBtu):
Natural gas costs in cost of sales(2)	$3.66	$2.51
Realized derivatives (gain) loss in cost of sales(3)	(0.01)	0.80
Cost of natural gas in cost of sales	$3.65	$3.31

Average daily market price of natural gas (per MMBtu):
Henry Hub	$3.00	$1.98
National Balancing Point UK	$5.98	$4.36

Unrealized net mark-to-market loss on natural gas derivatives	$53	$21

Depreciation and amortization	$205	$146
Capital expenditures	$94	$676

Production volume by product tons (000s):
Ammonia(4)	2,508	2,003
Granular urea	1,002	819
UAN (32%)	1,817	1,518
AN	542	431
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(1)	See reconciliations of EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per diluted share to the most directly comparable GAAP measures in the tables accompanying this release.

(2)	Includes the cost of natural gas that is included in cost of sales during the period under the first-in, first-out inventory cost method.

(3)	Includes realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.

(4)	Gross ammonia production including amounts subsequently upgraded into other products.

During the three months ended March 31, 2017 and 2016, certain significant items impacted our financial results. The following table outlines these significant items and how they impacted the comparability of our financial results during these periods. During the three months ended March 31, 2017 and 2016, we reported net (loss) earnings attributable to common stockholders of $(23) million and $26 million, respectively.

	Three months ended March 31,
	2017		2016
	Pre-Tax	After-Tax	Pre-Tax	After-Tax
	(in millions)
Depreciation and amortization(1)	$205	$128	$146	$91
Unrealized net mark-to-market loss on natural gas derivatives(2)	53	33	21	13
Transaction costs(3)	—	—	14	9
Loss on foreign currency transactions including intercompany loans(4)	—	—	45	44
Capacity expansion project expenses(4)	—	—	16	10
Strategic Venture with CHS:
Noncontrolling interest(5)	8	8	17	17
Loss on embedded derivative liability(4)	1	1	—	—
Total Impact of Significant Items	$267	$170	$259	$184
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(1) Included in cost of sales and selling, general and administrative expenses in our consolidated statements of operations.
(2) Included in cost of sales in our consolidated statements of operations.
(3) Transaction costs relate to costs of various consulting and legal services associated with the company's proposed combination with certain businesses of OCI and the company's strategic venture with CHS.
(4) Included in other operating-net in our consolidated statements of operations.
(5) Included in net earnings attributable to noncontrolling interests in our consolidated statements of operations.

Segment Results

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the company’s most concentrated nitrogen fertilizer, containing 82 percent nitrogen. The results of the ammonia segment consist of sales of ammonia to external customers. In addition, ammonia is the “basic” nitrogen product that the company upgrades into other nitrogen fertilizers such as urea, UAN and AN.

	Three months ended March 31,
	2017	2016
	(dollars in millions, except per ton amounts)
Net sales	$282	$267
Cost of sales	265	204
Gross margin	$17	$63

Gross margin percentage	6.0%	23.6%

Sales volume by product tons (000s)	920	737
Sales volume by nutrient tons (000s)(1)	754	605

Average selling price per product ton	$307	$362
Average selling price per nutrient ton(1)	374	441

Gross margin per product ton	$18	$85
Gross margin per nutrient ton(1)	23	104

Adjusted gross margin(2):
Gross margin	$17	$63
Depreciation and amortization	44	21
Unrealized net mark-to-market loss on natural gas derivatives	17	7
Adjusted gross margin	$78	$91
Adjusted gross margin as a percent of net sales	27.7%	34.1%
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin and adjusted gross margin as a percent of net sales are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin and adjusted gross margin as a percent of net sales because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin and adjusted gross margin as a percent of net sales to gross margin, the most directly comparable GAAP measure, is provided in the table above. See "Note Regarding Non-GAAP Financial Measures" in this release.

Comparison of 2017 to 2016 first quarter periods:

•
Ammonia sales volume increased for the first quarter of 2017 compared to the first quarter of 2016 as additional volume available for sale from the new ammonia capacity at the company's Donaldsonville and Port Neal Nitrogen Complexes and an increase in ammonia production at the company's Verdigris Nitrogen Complex, which was reduced in the first quarter of 2016 due to an unplanned outage, met strong early demand in the Southern Plains and lower Midwest. Sales volume also rose due to a significant increase in export sales.

•
Ammonia average selling prices decreased primarily due to greater global nitrogen supply availability. Additionally, the company's ammonia sales during the quarter included a higher proportion of lower-priced industrial and export sales compared to the prior year.

•
Ammonia gross margin per ton decreased in the first quarter of 2017 compared to the first quarter of 2016 due to lower average selling prices, a $23 million increase in depreciation primarily related to the new Donaldsonville and Port Neal ammonia plants, a $10 million increase in the unrealized net mark-to-market loss on natural gas derivatives and an increase in physical natural gas costs. These were partially offset by the favorable settlement of natural gas derivatives compared to the prior year and overhead efficiencies due to higher operating rates and volume.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the company’s solid nitrogen fertilizers.

	Three months ended March 31,
	2017	2016
	(dollars in millions, except per ton amounts)
Net sales	$238	$235
Cost of sales	213	175
Gross margin	$25	$60

Gross margin percentage	10.5%	25.5%

Sales volume by product tons (000s)	958	919
Sales volume by nutrient tons (000s)(1)	441	423

Average selling price per product ton	$248	$256
Average selling price per nutrient ton(1)	540	556

Gross margin per product ton	$26	$65
Gross margin per nutrient ton(1)	57	142

Adjusted gross margin(2):
Gross margin	$25	$60
Depreciation and amortization	53	25
Unrealized net mark-to-market loss on natural gas derivatives	14	6
Adjusted gross margin	$92	$91
Adjusted gross margin as a percent of net sales	38.7%	38.7%
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin and adjusted gross margin as a percent of net sales are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin and adjusted gross margin as a percent of net sales because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin and adjusted gross margin as a percent of net sales to gross margin, the most directly comparable GAAP measure, is provided in the table above. See "Note Regarding Non-GAAP Financial Measures" in this release.

Comparison of 2017 to 2016 first quarter periods:

•	Granular urea sales volume increased for the quarter primarily due to additional volume available for sale from the new urea capacity at the company's Port Neal Nitrogen Complex.

•	Granular urea average selling price per ton decreased due to greater global nitrogen supply availability.

•
Granular urea gross margin per ton decreased due to lower average selling prices, a $28 million increase in depreciation and amortization primarily associated with the new Port Neal urea plant, an $8 million increase in the unrealized net mark-to-market loss on natural gas derivatives and an increase in physical natural gas costs. These were partially offset by the favorable settlement of natural gas derivatives compared to the prior year and overhead efficiencies due to higher production rates.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid fertilizer product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended March 31,
	2017	2016
	(dollars in millions, except per ton amounts)
Net sales	$317	$309
Cost of sales	282	231
Gross margin	$35	$78

Gross margin percentage	11.0%	25.2%

Sales volume by product tons (000s)	1,849	1,452
Sales volume by nutrient tons (000s)(1)	584	457

Average selling price per product ton	$171	$213
Average selling price per nutrient ton(1)	543	676

Gross margin per product ton	$19	$54
Gross margin per nutrient ton(1)	60	171

Adjusted gross margin(2):
Gross margin	$35	$78
Depreciation and amortization	65	58
Unrealized net mark-to-market loss on natural gas derivatives	16	6
Adjusted gross margin	$116	$142
Adjusted gross margin as a percent of net sales	36.6%	46.0%
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin and adjusted gross margin as a percent of net sales are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin and adjusted gross margin as a percent of net sales because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin and adjusted gross margin as a percent of net sales to gross margin, the most directly comparable GAAP measure, is provided in the table above. See "Note Regarding Non-GAAP Financial Measures" in this release.

Comparison of 2017 to 2016 first quarter periods:

•
UAN sales volume increased in the first quarter of 2017 as additional volume available for sale from the new UAN capacity at the Donaldsonville Nitrogen Complex, higher inventory levels entering 2017 compared to the prior year and an increase in UAN production at the Verdigris Nitrogen Complex, which was reduced in the first quarter of 2016 due to an unplanned outage, met strong early demand in the Southern Plains. The company also exported a significant amount of UAN during the quarter.

•
UAN average selling price per ton decreased due to greater global nitrogen supply availability. Additionally, the company's UAN sales during the quarter included a higher proportion of lower-priced export sales compared to the prior year.

•
UAN gross margin per ton decreased in the first quarter of 2017 compared to the first quarter of 2016 due to lower average selling prices, a $7 million increase in depreciation and amortization primarily associated with the new Donaldsonville UAN plant, a $10 million increase in the unrealized net mark-to-market loss on natural gas derivatives and an increase in physical natural gas costs. These were partially offset by the favorable settlement of natural gas derivatives compared to the prior year and overhead efficiencies due to higher production rates.

AN Segment

CF Industries' AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer with nitrogen content between 29 percent to 35 percent, and also is used by industrial customers for commercial explosives and blasting systems. AN is produced at the company's Yazoo City, Mississippi; Billingham, United Kingdom; and Ince, United Kingdom, complexes.

	Three months ended March 31,
	2017	2016
	(dollars in millions, except per ton amounts)
Net sales	$125	$125
Cost of sales	106	112
Gross margin	$19	$13

Gross margin percentage	15.2%	10.4%

Sales volume by product tons (000s)	568	558
Sales volume by nutrient tons (000s)(1)	191	188

Average selling price per product ton	$220	$224
Average selling price per nutrient ton(1)	654	665

Gross margin per product ton	$33	$23
Gross margin per nutrient ton(1)	99	69

Adjusted gross margin(2):
Gross margin	$19	$13
Depreciation and amortization	19	22
Unrealized net mark-to-market loss on natural gas derivatives	2	1
Adjusted gross margin	$40	$36
Adjusted gross margin as a percent of net sales	32.0%	28.8%
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin and adjusted gross margin as a percent of net sales are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin and adjusted gross margin as a percent of net sales because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin and adjusted gross margin as a percent of net sales to gross margin, the most directly comparable GAAP measure, is provided in the table above. See "Note Regarding Non-GAAP Financial Measures" in this release.

Comparison of 2017 to 2016 first quarter periods:

•	AN sales volume was higher in the first quarter of 2017 compared to the first quarter of 2016 due to the commencement of a long-term ammonium nitrate supply agreement.

•
AN average selling price per ton was nearly flat in the first quarter of 2017 as compared to the first quarter of 2016 as higher selling prices were offset by the impact of foreign currency translation due to the weakening British pound.

•
AN gross margin per ton increased as lower freight costs, depreciation and other manufacturing costs were partially offset by higher natural gas costs and mark-to-market losses on natural gas derivatives.

Other Segment

CF Industries’ Other segment includes diesel exhaust fluid (DEF), urea liquor, nitric acid and compound fertilizer products (NPKs).

	Three months ended March 31,
	2017	2016
	(dollars in millions, except per ton amounts)
Net sales	$75	$68
Cost of sales	65	65
Gross margin	$10	$3

Gross margin percentage	13.3%	4.4%

Sales volume by product tons (000s)	450	385
Sales volume by nutrient tons (000s)(1)	88	73

Average selling price per product ton	$167	$177
Average selling price per nutrient ton(1)	852	932

Gross margin per product ton	$22	$8
Gross margin per nutrient ton(1)	114	41

Adjusted gross margin(2):
Gross margin	$10	$3
Depreciation and amortization	12	10
Unrealized net mark-to-market loss on natural gas derivatives	4	1
Adjusted gross margin	$26	$14
Adjusted gross margin as a percent of net sales	34.7%	20.6%
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin and adjusted gross margin as a percent of net sales are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin and adjusted gross margin as a percent of net sales because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin and adjusted gross margin as a percent of net sales to gross margin, the most directly comparable GAAP measure, is provided in the table above. See "Note Regarding Non-GAAP Financial Measures" in this release.

Comparison of 2017 to 2016 first quarter periods:

•	Other segment volume was higher due primarily to higher year-over-year sales of DEF as the company continues to grow its North American DEF business.

•	Other segment average selling price per ton decreased due to greater global nitrogen supply availability.

•
Other segment gross margin per ton increased due to higher sales volume in the first quarter of 2017 compared to the first quarter of 2016 and greater percentage of high-margin DEF sales within that volume partially offset by lower average sales prices, a $2 million increase in depreciation and amortization and a $3 million increase in the unrealized net mark-to-market loss on natural gas derivatives.

Dividend Payment

On April 27, 2017, CF Industries’ Board of Directors declared a quarterly dividend of $0.30 per common share. The dividend will be paid on May 31, 2017 to stockholders of record as of May 15, 2017.

Conference Call

CF Industries will hold a conference call to discuss its first quarter 2017 results at 9:00 a.m. ET on Thursday, May 4, 2017. This conference call will include discussion of CF Industries' business environment and outlook. Investors can access the call and find dial-in information on the Investor Relations section of the company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, through its subsidiaries is a global leader in the manufacturing and distribution of nitrogen products, serving both agricultural and industrial customers. CF Industries operates world-class nitrogen manufacturing complexes in Canada, the United Kingdom and the United States, and distributes plant nutrients through a system of terminals, warehouses, and associated transportation equipment located primarily in the Midwestern United States. The company also owns a 50 percent interest in an ammonia facility in The Republic of Trinidad and Tobago. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton, adjusted EBITDA as a percent of net sales, adjusted net earnings, and adjusted net earnings per diluted share, and, on a segment basis, adjusted gross margin and adjusted gross margin as a percent of net sales, which are non-GAAP financial measures, provide additional meaningful information regarding the company's performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton, adjusted EBITDA as a percent of net sales, adjusted net earnings, adjusted net earnings per diluted share, adjusted gross margin and adjusted gross margin as a percent of net sales, included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton, adjusted EBITDA as a percent of net sales, adjusted net earnings, and adjusted net earnings per diluted share to the most directly comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.” Reconciliations of adjusted gross margin and adjusted gross margin as a percent of net sales to the most directly comparable GAAP measures are provided in the segment tables included in this release.

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about strategic plans and statements about future financial and operating results.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, the cyclical nature of the Company’s business and the agricultural sector; the global commodity nature of the Company’s fertilizer products, the impact of global supply and demand on the Company’s selling prices, and the intense global competition from other fertilizer producers; conditions in the U.S. and European agricultural industry; the volatility of natural gas prices in North America and Europe; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; the Company’s ability to manage its indebtedness; operating and financial restrictions imposed on the Company by the agreements governing the Company's senior secured indebtedness; risks associated with the Company’s incurrence of additional indebtedness; the Company's ability to maintain compliance with covenants under the agreements governing its indebtedness; downgrades of the Company’s credit ratings; risks associated with cyber security; weather conditions; risks associated with the Company’s ability to utilize its tax net operating losses and other tax assets, including the risk that the use of such tax benefits is limited by an “ownership change” (as defined under the Internal Revenue Code and related Internal Revenue Service pronouncements); risks associated with changes in tax laws and disagreements with taxing authorities; risks associated with expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; future regulatory restrictions and requirements related to greenhouse gas emissions; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; risks involving derivatives and the effectiveness of the Company’s risk measurement and hedging activities; the Company’s reliance on a limited number of key facilities; risks associated with the operation or management of the strategic venture with CHS Inc. (the "CHS Strategic Venture"), risks and uncertainties relating to the market prices of the fertilizer products that are the subject of the supply agreement with CHS Inc. over the life of the supply agreement, and the risk that any challenges related to the CHS Strategic Venture will harm the Company's other business relationships; risks associated with the Company’s Point Lisas Nitrogen Limited joint venture; acts of terrorism and regulations to combat terrorism; risks associated with international operations; and deterioration of global market and economic conditions.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s web site. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended March 31,
	2017	2016
	(in millions, except per share amounts)
Net sales	$1,037	$1,004
Cost of sales	931	787
Gross margin	106	217
Selling, general and administrative expenses	46	45
Transaction costs	—	14
Other operating—net	6	61
Total other operating costs and expenses	52	120
Equity in earnings of operating affiliates	3	—
Operating earnings	57	97
Interest expense	80	38
Interest income	(1)	(1)
Other non-operating—net	—	(2)
(Loss) earnings before income taxes	(22)	62
Income tax (benefit) provision	(13)	15
Net (loss) earnings	(9)	47
Less: Net earnings attributable to noncontrolling interests	14	21
Net (loss) earnings attributable to common stockholders	$(23)	$26

Net (loss) earnings per share attributable to common stockholders:
Basic	$(0.10)	$0.11
Diluted	$(0.10)	$0.11
Weighted-average common shares outstanding:
Basic	233.1	233.2
Diluted	233.1	233.5

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	March 31, 2017	December 31, 2016
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$1,312	$1,164
Restricted cash	4	5
Accounts receivable—net	252	236
Inventories	364	339
Prepaid income taxes	844	841
Other current assets	29	70
Total current assets	2,805	2,655
Property, plant and equipment—net	9,552	9,652
Investments in affiliates	141	139
Goodwill	2,350	2,345
Other assets	337	340
Total assets	$15,185	$15,131

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$657	$638
Income taxes payable	—	1
Customer advances	184	42
Other current liabilities	12	5
Total current liabilities	853	686
Long-term debt	5,780	5,778
Deferred income taxes	1,616	1,630
Other liabilities	553	545
Equity:
Stockholders' equity	3,279	3,348
Noncontrolling interests	3,104	3,144
Total equity	6,383	6,492
Total liabilities and equity	$15,185	$15,131

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended March 31,
	2017	2016
	(in millions)
Operating Activities:
Net (loss) earnings	$(9)	$47
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization	205	146
Deferred income taxes	(16)	36
Stock-based compensation expense	4	4
Unrealized net loss on natural gas and foreign currency derivatives	53	18
Unrealized loss on embedded derivative	1	—
Loss on disposal of property, plant and equipment	1	3
Undistributed earnings of affiliates—net of taxes	(5)	(4)
Changes in:
Accounts receivable—net	(9)	4
Inventories	(15)	16
Accrued and prepaid income taxes	(5)	(23)
Accounts payable and accrued expenses	5	(6)
Customer advances	142	65
Other—net	4	40
Net cash provided by operating activities	356	346
Investing Activities:
Additions to property, plant and equipment	(94)	(676)
Proceeds from sale of property, plant and equipment	8	2
Withdrawals from restricted cash funds	1	11
Other—net	—	1
Net cash used in investing activities	(85)	(662)
Financing Activities:
Proceeds from short-term borrowings	—	150
Payments of short-term borrowings	—	(150)
Dividends paid on common stock	(70)	(70)
Issuance of noncontrolling interest in CFN	—	2,800
Distributions to noncontrolling interests	(54)	(13)
Net cash (used in) provided by financing activities	(124)	2,717
Effect of exchange rate changes on cash and cash equivalents	1	2
Increase in cash and cash equivalents	148	2,403
Cash and cash equivalents at beginning of period	1,164	286
Cash and cash equivalents at end of period	$1,312	$2,689

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of net (loss) earnings, net (loss) earnings per ton and net (loss) earnings as a percent of net sales (GAAP measures) to EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton and adjusted EBITDA as a percent of net sales (non-GAAP measures), as applicable:
EBITDA is defined as net (loss) earnings attributable to common stockholders plus interest expense (income)-net, income taxes, and depreciation and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interests. The company has presented EBITDA, EBITDA per ton and EBITDA as a percent of net sales because management uses these measures to track performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.
Adjusted EBITDA is defined as EBITDA adjusted with the selected items included in EBITDA as summarized in the table below. The company has presented adjusted EBITDA, adjusted EBITDA per ton and adjusted EBITDA as a percent of net sales because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended March 31,
	2017	2016
	(in millions)
Net (loss) earnings attributable to common stockholders	$(23)	$26
Interest expense (income)—net	79	37
Income tax (benefit) provision	(13)	15
Depreciation and amortization	205	146
Less: other adjustments	(30)	(17)
EBITDA	218	207
Unrealized net mark-to-market loss on natural gas derivatives	53	21
Transaction costs(1)	—	14
Loss on foreign currency transactions(2)	—	45
Capacity expansion project expenses	—	16
Unrealized loss on embedded derivative(3)	1	—
Gain on foreign currency derivatives	—	(3)
Total adjustments	54	93
Adjusted EBITDA	$272	$300

Net sales	$1,037	$1,004
Tons of product sold (000s)	4,745	4,051

Net (loss) earnings as a percent of net sales	(2.2)%	2.6%
Net (loss) earnings per ton	$(4.85)	$6.42
EBITDA as a percent of net sales	21.0%	20.6%
EBITDA per ton	$45.94	$51.10
Adjusted EBITDA as a percent of net sales	26.2%	29.9%
Adjusted EBITDA per ton	$57.32	$74.06
_______________________________________________________________________________

(1)
Transaction costs relate to costs of various consulting and legal services associated with the company's proposed combination with certain businesses of OCI and the company's strategic venture with CHS.

(2)	Loss on foreign currency transactions primarily relates to the unrealized foreign currency exchange rate impact on intercompany debt that has not been permanently invested.

(3)	Represents the change in fair value on the embedded derivative included within the terms of the company's strategic venture with CHS.

Reconciliation of net (loss) earnings attributable to common stockholders and net (loss) earnings per diluted share attributable to common stockholders (GAAP measures) to adjusted net earnings and adjusted net earnings per diluted share (non-GAAP measures), as applicable:
Adjusted net earnings is defined as net (loss) earnings attributable to common stockholders adjusted with the impacts of the selected items included in net (loss) earnings as summarized in the table below. The company has presented adjusted net earnings and adjusted net earnings per diluted share because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended March 31,
	2017	2016
	(in millions)
Net (loss) earnings attributable to common stockholders	$(23)	$26
Unrealized net mark-to-market loss on natural gas derivatives	53	21
Transaction costs(1)	—	14
Loss on foreign currency transactions(2)	—	45
Capacity expansion project expenses	—	16
Unrealized loss on embedded derivative(3)	1	—
Gain on foreign currency derivatives	—	(3)
Income tax adjustments(4)	(20)	(19)
Total adjustments	34	74
Adjusted net earnings	$11	$100

	Three months ended March 31,
	2017	2016
Net (loss) earnings per diluted share attributable to common stockholders	$(0.10)	$0.11
Unrealized net mark-to-market loss on natural gas derivatives	0.23	0.09
Transaction costs(1)	—	0.06
Loss on foreign currency transactions(2)	—	0.19
Capacity expansion project expenses	—	0.07
Unrealized loss on embedded derivative(3)	0.01	—
Gain on foreign currency derivatives	—	(0.01)
Income tax adjustments(4)	(0.09)	(0.08)
Total adjustments	0.15	0.32
Adjusted net earnings per diluted share	$0.05	$0.43
_______________________________________________________________________________

(1)
Transaction costs relate to costs of various consulting and legal services associated with the company's proposed combination with certain businesses of OCI and the company's strategic venture with CHS.

(2)	Loss on foreign currency transactions primarily relates to the unrealized foreign currency exchange rate impact on intercompany debt that has not been permanently invested.

(3)	Represents the change in fair value on the embedded derivative included within the terms of the company's strategic venture with CHS.

(4)	Represents the adjustment to the GAAP basis tax provision reflecting the tax impact of the other non-GAAP adjustments.